SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 4)*

                          Aber Diamond Corporation Ltd.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    002893105
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                                 (CUSIP Number)

                                   31-MAY-2007
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

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1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

                         (Continued on following pages)

                                Page 1 of 6 Pages

CUSIP No.  002893105               Schedule 13G                Page 2 of 5 Pages


1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         M&G Investment Management Limited (MAGIM)
         No I.R.S Identification Number
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2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
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3.       SEC USE ONLY
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4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom, England
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                     5.   SOLE VOTING POWER
NUMBER OF                 0
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  2,643,181
EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOTIVE POWER
PERSON                    0
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOTIVE POWER
                          8,793,181
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,793,181
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10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         15.06%
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12.      TYPE OF REPORTING PERSON
         IA
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CUSIP No.   002893105              Schedule 13G                Page 3 of 5 Pages

Item 1(a).   Name of Issuer:

                  Aber Diamond Corporation Ltd.

Item 1(b).   Address of Issuer's Principal Executive Offices:

                  181 University Avenue, Suite 1414
                  Toronto, ON M5H 3M7
                  Canada

Item 2(a).   Name of Person Filing:

                  M&G Investment Management Limited (MAGIM)

Item 2(b).   Address of Principal Business Office or, if None,
             Residence:

                  Governor's House, Laurence Pountney Hill, London, EC4R 0HH

Item 2(c).   Citizenship:

                  United Kingdom, England

Item 2(d).   Title of Class of Securities:

                  Common Stock

Item 2(e).   CUSIP Number:

                  002893105

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:


             MAGIM is an investment advisor in accordance with s.240.13d-1(b)(1)(ii)(E)

             Some of the securities covered by this report are owned legally by Vanguard precious Metals and Mining Fund, MAGIM's investment advisory client. MAGIM has sole investment power and no voting power in these securities.

CUSIP No.   002893105               Schedule 13G               Page 4 of 5 Pages

Item 4.      Ownership.
             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount Beneficially Owned: M&G, in its capacity as investment manager, may be deemed to beneficially own 8,793,181 shares of the Issuer.

        (b)  Percent of Class:15.06%

        (c)  Number of shares as to which such person has:

               (i)     sole power to vote or to direct the vote  0
                                                                 ---------------
               (ii)   shared power to vote or to direct the vote 2,643,181
                                                                 ---------------
               (iii)  sole power to dispose or to direct the
                      disposition of                             0
                                                                 ---------------
               (iv)   shared power to dispose or to direct the
                      disposition of                             8,793,181
                                                                 ---------------

Item 5.      Ownership of Five Percent or Less of Class.

             Not Applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not Applicable

Item 8.      Identification and Classification of Members of the Group.

             Not Applicable


Item 9.      Notice of Dissolution of Group.

             Not Applicable

CUSIP No.   002893105               Schedule 13G               Page 5 of 5 Pages

Item 10.  Certification.

          (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection withor as a participant in any transaction having that purpose or effect. "

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                By:  --//Mark Thomas//--
                                     --------------------------------------
                                Name:    Mark Thomas
                                Title:   Head of Group Funds
                                Date:    June 06, 2006